FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2022

CARDONE EQUITY FUND V, LLC

Commission File No. 024-10865

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jonathan Sabo, Esq.

Dodson Robinette PLLC | Crowdfunding Lawyers

1431 E. McKinney St. Suite 130

Denton, TX 76209

(940) 205-5167

EMAIL FOR CORRESPONDENCE: jonathan@crowdfundinglawyers.net

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Equity Fund V, LLC (the “Company,” “CEF V,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

2

CARDONE EQUITY FUND V, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2022

3

PART II

Cardone Equity Fund V, LLC

Item 1.   Business

The Company

CARDONE EQUITY FUND V, LLC (the “Company”) is a limited liability company organized May 4, 2018 under the laws of Delaware to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States. The Company started its offering of Class A Interests on December 12, 2018, and in less than ten months, on September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five income producing multifamily real estate properties through various limited liability companies (“LLC’s”) (treated as partnerships) each of which owns a single multifamily property (single purpose entities “SPE”).

The LLC's are co-owned by the Company, Cardone Equity Fund IV, LLC (“CEF IV”) and Grant Cardone. at various equity levels. The amount invested by the Company varied depending on the property lender’s requirements and the amount of funds raised by the Company and CEF IV. The Company owns from 22.21% to 39.02% of each of the LLC’s. Grant Cardone owns from 1% to 5% of the LLC’s. CEF IV is a $106 million fund for accredited investors that was formed May 4, 2018 and began investing in properties on September 27, 2018. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions for further information.)

The SPEs and their related real estate investments consist of:

•

A 39.02% ownership interest in Cardone Delray Member, LLC which owns Atlantic Delray Beach, LLC (dba 10X Living at Delray), a 346-unit garden-style apartment complex located in Delray Beach, FL. This property was built in 2017 with an average unit size of 1,048 sq. ft.

•

A 30.82% ownership interest in Cardone Stella Member, LLC which owns Stella 351, LLC (dba Stella at Riverstone), a 351-unit luxury garden-style apartment complex located in Sugar Land, TX. This property was built in 2018 with an average unit size of 924 sq. ft.

•

A 24.27% ownership interest in Cardone Sawgrass Member, LLC which owns Sunrise Village Development, LLC (dba 10X Living at Sawgrass), a 501-unit luxury garden-style apartment complex located in Sunrise, FL. This property was built in 2013 with an average unit size of 988 sq. ft.

•

A 36.87% ownership interest in Cardone Laguna Member, LLC which owns Fountain View Circle, LLC (dba 10X Living at Naples) a 456-unit garden-style apartment complex located in Naples, FL. This property was built in 1990 with an average unit size of 1,027 sq. ft.

•

A 22.21% ownership interest in Cardone Ashley Member, LLC which owns ABP Borrower, LLC (dba 10X Living at Breakfast Point) a 360-unit luxury garden-style apartment complex located in Panama City Beach, FL. This property was built in 2007 with an average unit size of 1,015 sq. ft.

The Company receives distributions from each SPE on a pro rata basis with such SPE’s other members based on net income generated from the rents associated with each SPEs. The SPEs make distributions at the times and in the amounts determined by the SPE’s managing member or manager, subject to applicable law and the terms of any applicable loan documents. Currently, these rent-based distributions are the Company’s primary source of revenues. The Company also expects these properties appreciate in value over the expected hold period of seven (7) to ten (10) years. The Company anticipates it will receive its pro rata portion of the net proceeds from the disposition of the property held by each SPE.

4

Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 65% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 35% profit interest. The Company’s Manager, in an exercise of its discretion, has elected to forgo a percentage of the distributions that have been paid to date to the Class B Interest Holder, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets.

Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 65% to the holders of the Class A Interests and 35% to the holder of the Class B Interests.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

Management

The Company does not have any employees, but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Company operates under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC, who is also the Manager of CEF IV.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the oversight of the third-party property managers who supervise the day-to-day operations of the properties and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officer for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

The Manager is only compensated for its services through its returns on its Class B Interests. CREA is paid by each SPE a fee in connection with its services equal to 1% of the investment’s fixed asset purchase price, and 1% of the disposition price received upon disposition and is paid by the Company an annualized Asset Management Fee equal to 1% of the capital raised by the Company. See Annual Report Item 7. Financial Statements, Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include the following:

•	Our Manager manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company.

•	The Manager will most likely enlist the services of a third-party in order to manage our assets. The negotiation for the compensation for that third-party will be at market rates.

•

We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•

Our Members may only remove our Manager for “cause” following the affirmative vote of Members holding 75% of the Class A Interests. Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

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Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 15.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 10 of our latest offering circular filed with the SEC (“Offering Circular”) which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Interests.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

The Company’s Manager and Grant Cardone are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in the Company and Cardone Equity Fund V, LLC. Luis Pino v. Cardone Capital LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and dismissed with prejudice on April 30, 2021. Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564. On December 21, 2022, the Ninth Circuit Court of Appeals entered an opinion and memorandum reversing in part and remanding to allow plaintiff to attempt to re-plead certain claims. On April 14, 2023 defendants filed a petition for certiorari review before the Supreme Court of the United States, which petition remains pending. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

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Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Equity Fund V, LLC is a Delaware limited liability corporation was formed to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

On September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five income producing multifamily real estate properties located in Delray Beach, Florida, Sugar Lands, Texas, Sunrise, Florida, Naples, Florida, and Panama City Beach, Florida.

COVID-19 PANDEMIC

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company's operations and performance. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known. The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

Results of Operations

As of December 31, 2022, the Company was invested in five multifamily properties which have a fair market value of $102,394,303 and $90,407,109 as of December 31, 2022 and 2021, respectively, and a cost as of December 31, 2022 and 2021, of $39,050,210 and $42,851,242, respectively. Unrealized gains during 2022 and 2021 totaled $15,788,226 and $36,304,400, respectively, and the operating expenses totaled $637,721 and $644,612 netting to an increase in net assets from operations of $15,150,505 and $35,659,788, respectively. Our results of operations as of December 31, 2022, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

The multifamily portfolio revenues finished 2022 very strong with a year over year increase of almost 12%. The 2022 rental revenue increase is associated with the removal of the COVID-19 eviction moratorium in August 2021, increased consumer demand for rental units and the increase in inflation the latter part of 2021 and throughout 2022. The portfolio’s 2022 expenses increased by 10% or $1,651,000 from 2021 levels. However, the portfolio’s 2022 revenues increased by 12% or $4,830,000 resulting in net operating income to increase by about 13% or $3,179,000 over 2021 levels. The Manager paid CREA a total of $724,311 in management fees in 2022 pursuant to its Asset Manager Agreement with the Company, as compared to $755,000 in management fees in 2021. The Manager anticipates cash flow will continue to level off in 2023, due to increased operating expenses off setting any increase in rental rates and occupancy.

Our results of operations as of December 31, 2022, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

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Liquidity and Capital Resources

As of December 31, 2022, and 2021, we directly had no outstanding debt. The SPE’s in which we have invested have leveraged their individual assets with non-recourse debt of up to 60%-75% of the cost of the acquisition price. As of December 31, 2022, the debt financing for our entire portfolio of SPE’s is less than 67% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). The loans terms range from 7-10 years, have interest rates ranging from 3.25% to 4.35% and pay interest only for at least the first five years. The first interest only period will end June 2024.

We anticipate that the revenues from the real properties held by the SPE’s will be sufficient to service any associate debt and to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate borrowing any additional funds or offering any additional debt or equity in the Company.

The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. During 2022, the Company received monthly cash distributions from the operations of the multifamily properties through the SPE’s, totaling $3,801,032 and distributed a total of $2,951,888 representing a 4.5% or $2,240,333 to its Class A Unit holders and $711,555 to its Class B Unit Holder. At the Manager’s discretion, a reduced percentage of distributions were paid to the Class B Interest holder, the Manager, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets for further information.)

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

Through December 31, 2022, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. Job growth, increasing household formations and changing demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic, such as the increase in the average cost of first-time home ownership, increasing mortgage interest rates, and tight credit standards in the single-family home mortgage market further support the value proposition of owning multifamily properties. In addition, the rising cost of building materials is proving prohibitive for new construction. The lack of new competitive buildings will allow rental rates to increase.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Fair Value Measurement

See Note 3 to our financial statements in “the Annual Report Item 7. Financial Statements” for a discussion on how we treat fair value measurement of the Company’s real estate investments.

8

Item 3. Directors and Officers

The following table shows the names and ages of the principals of CREA, which manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	65	Chief Executive Officer	Inception - Present
Ryan Tseko	38	Vice President	03/2015 - Present
Dan Bell	51	Chief Operating Officer	05/2021 - 12/2022
Susan Schieman	66	Chief Financial Officer	01/2018 - 04/2023
Mark Fajack	61	Chief Financial Officer	01/2023 - Present

(1)	The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180
(2)	Term of Office refers to the officers term of office at CREA, and may pre-date the inception of the Company.

Each of the above named officers operates indirectly under the direction of Mr. Grant Cardone. He is the sole decision maker of Cardone Capital LLC which is the Manager of the Company and CREA, which provides day-to-day operational services for the Company. All business and affairs of the Company shall be managed by the Manager. The Manager directs, manages, and controls the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

Each of the above named officers work full time for CREA. Biographical information regarding Grant Cardone, Ryan Tseko, and Susan Schieman can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 53. Below is the biographical information regarding Dan Bell, our Chief Operating Officer during most of 2022, and Mark Fajack who, following the retirement of Susan Schieman, our previous CFO, now bears primary responsibility for our finances:

Mark Fajack, Chief Financial Officer

Mark is the Director of Accounting for Cardone Capital and joined the team in January of 2023. He has been working in the real estate industry for over 30 years providing accounting, finance and lease administration services, for office, industrial, retail and multifamily portfolios. Mark will be working closely with the accounting, asset management and property management teams to ensure that our portfolio of assets are maximizing their returns.

From July 2021 to September 2022, Mark was VP of asset management for Stackhouse Management, mobile home park and storage facility company, where he oversaw the accounting department to ensure timely reporting and monitor the operating activity to ensure we stayed within our loan covenant requirements. From November 2019 to June 2021, Mark was VP of asset management at Neyer Properties, where he oversaw the asset managers, property management, leasing and cap ex team for a 30-property portfolio, and was responsible for annual budgets, CAM reconciliations, and daily property activities. Prior to November 2019, Mark, was the CFO of RICORE Investment Management, a regional property management firm, that provided accounting services for local, regional and national clients for a mix of properties including office, industrial, retail and multi family, where oversaw the accounting department.

Dan Bell, (former) Chief Operating Officer

Dan Bell has over 25 years of finance and operations experience and joined Cardone Real Estate Acquisitions, LLC in 2021 as the Chief Operating Officer. In this capacity he was responsible for all non-acquisition functions and the day-to-day operations of the Manager. From 2000 to 2011, Dan was an investment banker at Credit Suisse focused initially on mergers and acquisitions and subsequently equity capital markets. During his tenure at Credit Suisse, Dan completed approximately $75 billion of advisory and financing transactions. During 2012 to 2015, Dan was the Co-Head of Strategy and Capital Markets at Annaly Capital Management where he was responsible for acquisitions, capital raising, and organizational strategy for a publicly traded real estate investment trust with over $100 billion of assets. Dan also served as the Head of Finance for a real estate family office. Dan began his career at Bank of America as a leveraged loan analyst. He holds a B.S. in Business Administration with a finance concentration from West Virginia University.

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Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees received through CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, as well as our Offering Circular, CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, page 55, for further information.) From inception to December 31, 2022, Cardone Capital LLC has received $711,755 in distributions by virtue of its holding the Class B Interests of the Company and CREA received $849,421 in 2019 in acquisition fees from the Company’s SPE’s. The other persons involved in the day-to-day operations of the Company are employed by CREA and receive compensation from CREA, the acquisition arm of the Manager for his or her services. For the years ended December 31, 2022 and 2021, the Company incurred $500,000 each year in Asset Management Fees payable to CREA, of which none remains payable as of December 31, 2022.

More information regarding the compensation of our officers and directors and our sponsor can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 54.

Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of May 1, 2023 by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

Name	Number of Class A Interests		% of Class A Interests	Number of Class B Interests		% of Class B Interests
Grant Cardone[1]	215.123	[2]	0.4%	1	[3]	100%

(1)	Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18909 NE 29th Ave, Aventura, FL 33180.
(2)	Class A Interests above are directly beneficially owned by Mr. Cardone.
(3)	All of the Class B Interests are held directly by Cardone Capital LLC.

Item 5. Interest of Management and Others in Certain Transactions

See Note 5 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information –

None.

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Item 7. Financial Statements

CARDONE EQUITY FUND V, LLC

Financial Statements and Independent Auditors’ Report

F-1

F-2

F-3

Cardone Equity Fund V, LLC Statements of Net Assets As of December 31, 2022 and 2021

	December 31, 2022	December 31, 2021

Assets:

Real estate investments, at fair value
(cost of $39,050,210 and $42,851,242, respectively)	$102,394,303	$90,407,109
Cash	83,807	89,804
Other receivables	-	750

Total assets	102,478,110	90,497,663

Liabilities:

Accounts payable	6,894	753
Accrued expenses and other related party payables	-	224,311

Total liabilities	6,894	225,064

Net assets	$102,471,216	$90,272,599

See accompanying notes, which are an integral part of these financial statements

F-4

Cardone Equity Fund V, LLC
Schedule of Real Estate Investments
As of December 31, 2022

	Ownership		Fair Market
Investment	Interest	Cost Basis	Value

Cardone Delray Member, LLC[1]	39.02%	$10,774,199	$29,467,759

Cardone Stella Member, LLC[2]	30.82%	7,144,356	17,856,673

Cardone Sawgrass Member, LLC[3]	24.27%	10,023,952	23,115,750

Cardone Laguna Member, LLC[4]	36.87%	8,154,897	21,206,924

Cardone Ashley Member, LLC[5]	22.21%	2,952,806	10,747,197

		$39,050,210	$102,394,303

_______________

[1]

Cardone Delray Member, LLC owns 100% of Atlantic Delray Beach, LLC (d/b/a: 10X Living at Delray) which holds an investment in a 346 unit multifamily apartment community located in Delray Beach, FL.  The Company invested in Cardone Delray Member, LLC on January 1, 2019.  The Company's proportional share of this investment represents 28.75% of net assets.

[2]

Cardone Stella Member, LLC owns 100% of Stella 351, LLC (d/b/a: Stella at Riverstone) which holds an investment in a 351 unit multifamily apartment community located in Sugar Land, TX.  The Company invested in Cardone Stella Member, LLC on January 25, 2019.  The Company's proportional share of this investment represents 17.43% of net assets.

[3]

Cardone Sawgrass Member, LLC owns 100% of Sunrise Village Development, LLC (d/b/a: 10X Living at Sawgrass) which holds an investment in a 501 unit multifamily apartment community located in Sunrise, FL.  The Company invested in Cardone Sawgrass Member, LLC on July 16, 2019.  The Company's proportional share of this investment represents 22.55% of net assets.

[4]

Cardone Laguna Member, LLC owns 100% of Fountain View Circle, LLC (d/b/a: 10X Living at Naples) which holds an investment in a 456 unit multifamily apartment community located in Naples, FL.  The Company invested in Cardone Laguna Member, LLC on July 1, 2019.  The Company's proportional share of this investment represents 20.70% of net assets.

[5]

Cardone Ashley Member, LLC owns 100% of ABP Borrower, LLC (d/b/a: 10X Living at Breakfast Point) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL.  The Company invested in Cardone Ashley Member, LLC on September 16, 2019.  The Company's proportional share of this investment represents 10.49% of net assets.

See accompanying notes, which are an integral part of these financial statements

F-5

Cardone Equity Fund V, LLC
Schedule of Real Estate Investments
As of December 31, 2021

	Ownership		Fair Market
Investment	Interest	Cost Basis	Value

Cardone Delray Member, LLC[1]	39.02%	$11,739,673	$26,297,730

Cardone Stella Member, LLC[2]	30.82%	7,675,158	17,542,252

Cardone Sawgrass Member, LLC[3]	24.27%	10,851,644	18,341,087

Cardone Laguna Member, LLC[4]	36.87%	9,230,746	18,828,030

Cardone Ashley Member, LLC[5]	22.21%	3,354,021	9,398,010

		$42,851,242	$90,407,109

____________________

[1]

Cardone Delray Member, LLC owns 100% of Atlantic Delray Beach, LLC (d/b/a: 10X Living at Delray) which holds an investment in a 346 unit multifamily apartment community located in Delray Beach, FL.  The Company invested in Cardone Delray Member, LLC on January 1, 2019.  The Company's proportional share of this investment represents 29.13% of net assets.

[2]

Cardone Stella Member, LLC owns 100% of Stella 351, LLC (d/b/a: Stella at Riverstone) which holds an investment in a 351 unit multifamily apartment community located in Sugar Land, TX.  The Company invested in Cardone Stella Member, LLC on January 25, 2019.  The Company's proportional share of this investment represents 19.43% of net assets.

[3]

Cardone Sawgrass Member, LLC owns 100% of Sunrise Village Development, LLC (d/b/a: 10X Living at Sawgrass) which holds an investment in a 501 unit multifamily apartment community located in Sunrise, FL.  The Company invested in Cardone Sawgrass Member, LLC on July 16, 2019.  The Company's proportional share of this investment represents 20.32% of net assets.

[4]

Cardone Laguna Member, LLC owns 100% of Fountain View Circle, LLC (d/b/a: 10X Living at Naples) which holds an investment in a 456 unit multifamily apartment community located in Naples, FL.  The Company invested in Cardone Laguna Member, LLC on July 1, 2019.  The Company's proportional share of this investment represents 20.86% of net assets.

[5]

Cardone Ashley Member, LLC owns 100% of ABP Borrower, LLC (d/b/a: 10X Living at Breakfast Point) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL.  The Company invested in Cardone Ashley Member, LLC on September 16, 2019.  The Company's proportional share of this investment represents 10.41% of net assets.

See accompanying notes, which are an integral part of these financial statements

F-6

Cardone Equity Fund V, LLC
Statements of Operations
For the Years ended December 31, 2022 and 2021

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021

Investment income	$-	$-

Expenses

Asset management fee	500,000	500,000
Professional fees	115,206	102,889
Administrative and other	22,515	41,723

Total expenses	637,721	644,612

Net investment loss	(637,721)	(644,612)

Change in unrealized gains on real estate investments	15,788,226	36,304,400

Net increase in net assets resulting from operations	$15,150,505	$35,659,788

See accompanying notes, which are an integral part of these financial statements

F-7

Cardone Equity Fund V, LLC
Statements of Changes in Net Assets
For the Years Ended December 31, 2022 and 2021

	Total	Members Class A Interests	Managing Member Class B Interests

Balances, December 31, 2020	$56,612,628	$53,038,311	$3,574,317

Distributions	(1,999,817)	(1,999,817)	-

Net increase in net assets resulting from operations	35,659,788	23,178,862	12,480,926

Balances, December 31, 2021	90,272,599	74,217,356	16,055,243

Distributions	(2,951,888)	(2,240,333)	(711,555)

Net increase in net assets resulting from operations	15,150,505	9,847,829	5,302,676

Balances, December 31, 2022	$102,471,216	$81,824,852	$20,646,364

See accompanying notes, which are an integral part of these financial statements

F-8

Cardone Equity Fund V, LLC
Statements of Cash Flows
For the Year ended December 31, 2022 and 2021

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net increase in net assets resulting from operations	$15,150,505	$35,659,788
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:

Change in unrealized gains on investments	(15,788,226)	(36,304,400)
Distributions from investments	3,801,032	2,912,141
Changes in operating assets and liabilities:
Accounts payable	6,141	(1)
Accrued expenses and other related party payables	(224,311)	(255,000)
Net cash provided by operating activities	2,945,141	2,012,528

Cash flows from financing activities:
Other receivables	750	(619)
Distributions	(2,951,888)	(1,999,817)
Net cash used in financing activities	(2,951,138)	(2,000,436)

Net increase/(decrease) in cash	(5,997)	12,092

Cash, beginning of year	89,804	77,712
Cash, end of year	$83,807	$89,804

See accompanying notes, which are an integral part of these financial statements

F-9

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2022 and 2021

NOTE 1: NATURE OF OPERATIONS

CARDONE EQUITY FUND V, LLC (the “Company”), is a limited liability company organized May 4, 2018 under the laws of Delaware and is located in Aventura, Florida.

The Company started accepting subscriptions on December 12, 2018 and commenced operations on January 1, 2019 when $6,982,521 was invested in its first multifamily real estate investment.  On September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five multifamily real estate properties.  The fund-raising activities were completed through Cardone Capital, LLC’s (the “Manager”) online platform.

The Company made its investments through limited liability companies (“LLC’s”) (treated as partnerships) that own a single multifamily property (single purpose entities “SPE’s”). The LLC's are co-owned by the Company, Cardone Equity Fund IV, LLC (“CEF IV”), a related entity by common management, and Grant Cardone, Managing Member of Cardone Capital, LLC. Grant Cardone owns from 1% to 5% of the LLC’s.  CEF IV raised $106 million of capital from accredited investors and began its operations in September 2018. The Manager parallel invested the funds raised from the Company’s offering, funds raised from CEF IV’s offering and funds from Grant Cardone in all property acquisitions at varying ownership levels. The amount invested varied depending on the lender’s requirements and the amount of funds raised by the Company and CEF IV.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”) for investment companies. The Company is an investment company that follows the specialized accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies.” The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of investment income, expenses and gains (losses) during the reporting period. Actual results could differ from those estimates.

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date.

F-10

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Real Estate Investments (continued)

Investments without a public market are valued based on assumptions made and valuation techniques used by the Manager. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals.  In general, the Manager considers multiple valuation techniques when measuring the fair value of a real estate investment.  However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Company’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Company also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Company may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. Additionally, there may be limited availability of observable transaction data and inputs which may make it more difficult to determine the fair value of such investments. Amounts ultimately realized by the Company from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

F-11

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

Income Taxes

The Company is a limited liability company, treated as a partnership for U.S. income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Bipartisan Budget Act of 2015 provides that any entity treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”), rather than the owners of the entity being liable for the Assessment.  Any such Assessment against the entity would impact the equity interests of current owners’ pro-rata at the time the Assessment is levied absent claw-back provisions to any former owners or other special allocation provisions within the entity’s governing documents.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

NOTE 3: FAIR VALUE MEASUREMENTS

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash, accrued expenses and other related party payables: these balances approximate their fair values due to the short maturities of these items.

F-12

NOTE 3: FAIR VALUE MEASUREMENTS (continued)

Real estate investments are stated at fair value of the ownership interests of the underlying entities.  The Company’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, distribution provisions and capital call obligations.  The Company’s estimates of the values of real estate properties have been prepared giving consideration to the income, direct capitalization and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The direct capitalization approach is based on the net operating income (NOI) of the underlying real estate for a stabilized operation divided by the market capitalization rate. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. The direct capitalization approach was used to value all of the Company’s real estate investments as of December 31, 2022 and 2021. The terminal cap rate and the discount rate are significant inputs to these valuations. These rates are based on the location, type and nature of each property, and current and anticipated market conditions. Significant increases in discount or capitalization rates in isolation would result in a significantly lower fair value measurement. Significant decreases in discount or capitalization rates in isolation would result in a significantly higher fair value measurement.

Investment values were determined based on capitalization rates of 4.25% to 5.55% as of December 31, 2022 and 3.72% to 4.50% as of December 31, 2021. Fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization on real estate related investments.

Upon the disposition of all real estate investments by an investee entity, the Company will continue to state its equity in the remaining net assets of the investee entity during the wind-down period.  The Company’s real estate investments are classified within level 3 of the valuation hierarchy.

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2022 and 2021:

Description	Real Estate Investments
Beginning balance, December 31, 2020	$57,014,850
Unrealized gain on real estate investments	36,304,400
Distributions from real estate investments	(2,912,141)
Ending Balance, December 31, 2021	90,407,109
Unrealized gain on real estate investments	15,788,226
Distributions from real estate investments	(3,801,032)
Ending Balance, December 31, 2022	$102,394,303

NOTE 4: MEMBERS’ EQUITY/NET ASSETS

On September 20, 2019, the Company completed raising the maximum amount of $50,000,000 by offering 50,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sold the Interests directly to investors. The minimum investment was $5,000. The Class A Members in the Company will receive a 65% profits interest.

The Manager’s Class B Interest is a 35% profits interest and is subordinate to the Class A Interest.

F-13

NOTE 4: MEMBERS’ EQUITY/NET ASSETS (continued)

Losses for any fiscal year shall be allocated among the Members in proportion to their positive capital account balances, giving consideration to their respective ownership period, until the balance of each capital account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective Percentage Interest in the Company. Profits will first be allocated pro rata to the Members in accordance with the amount of Losses previously allocated if such previous Losses were not offset by Profits. Thereafter, Profits shall be allocated in accordance with actual distributions of Distributable Cash and shall be allocated 65% to the Class A Members (in proportion to their respective Percentage Interests) and 35% to the Class B Interests. In all cases, giving consideration to their respective ownership period.

In accordance with the operating agreement, distributions will be allocated 65% to the Class A Members and 35% to the Class B Members. At this time, the Manager has distributed distributable cash to the Class A Members which totaled $2,240,333 and $1,999,817 for the years ended of December 31, 2022 and 2021, respectively. For Class B Members, the Manager has distributed cash which totaled $711,555 and $0 for the years ended of December 31, 2022 and 2021, respectively. At the Manager’s discretion, a reduced percentage of distributions has been paid to date to the Class B Interest Holder, the Manager, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. The aggregate impact of this at December 31, 2022 would be to distribute an additional $3,430,171 to the Manager.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company, under a management agreement. The Company is subject to the following fees under this agreement:

Acquisition Fee

Each of the Company’s real estate investments, are obligated to pay the Company’s Manager or its designated affiliate 1% of the investment’s fixed asset purchase price. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment.  Should the fee be paid at acquisition, it is included as an acquisition cost of the SPE purchasing the property.

As of December 31, 2022, a total of $3,045,000 of acquisition fees have been paid with $1,621,762 remaining to be paid. The Company’s proportional share paid, based on the ownership of the respective investments, totaled $849,421 and $575,402 remains to be paid.

Disposition Fee

For each real estate investment, the Company will pay its Manager or its designated affiliate 1% of the investment’s sale price. This fee will be paid at the disposition of the real estate investment.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized Asset Management Fee during the first three years of operations which will be calculated based on the Contributed Capital as of the end of each prior month. After the first three years, the amount of Contributed Capital will be reduced for the return of capital to Members from the liquidation and disposition from the sale of one of the Company’s assets. This fee is payable monthly at the discretion of the Manager. For the years ended December 31, 2022 and 2021, the Company incurred $500,000 in Asset Management Fee expense each year, none of which remains payable as of December 31, 2022.

Marketing Fee

Beginning in 2022, a portion of the property management fee paid to one of the property managers was remitted to a designated affiliate of the Manager for assistance with the properties’ marketing program.  This fee totaled $56,848 for the year ended December 31, 2022, none of which remains payable as of December 31, 2022.

F-14

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

Co-investments

As of December 31, 2022 and 2021, the Company has co-invested with CEF IV and Grant Cardone as follows:

	10X Living at Delray		Stella at Riverstone		10X Living at Sawgrass		10X Living at Naples		10X Living at Breakfast Point
Entity	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage

CEF IV	$20,386,500	59.52%	$18,759,605	64.14%	$35,597,729	70.67%	$16,909,610	58.11%	$14,120,800	72.79%
CEF V	13,363,500	39.02%	9,015,395	30.82%	12,227,271	24.27%	10,730,390	36.87%	4,309,200	22.21%
Grant Cardone	500,000	1.46%	1,475,000	5.04%	2,550,000	5.06%	1,460,000	5.02%	970,000	5.00%
Total	$34,250,000	100.00%	$29,250,000	100.00%	$50,375,000	100.00%	$29,100,000	100.00%	$19,400,000	100.00%

Investment in Class A Shares

Primarily in response to COVID-19, Grant Cardone, as Manager of Cardone Capital, made the decision to allow requesting investors to sell their interests to him. During 2020, he purchased 150 units with combined equity value, at December 31, 2022 and at December 31, 2021 of $245,493 and $222,652, respectively, or 0.3% of the Class A shares.  No further units were purchased by Grant Cardone in 2022.

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations.

Other Risk

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company's operations and performance.  These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions.  The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known.  The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

F-15

NOTE 7: FINANCIAL HIGHLIGHTS

The following summarizes the Company’s financial highlights for the years ended December 31, 2022 and 2021:

	Class A Members	Class A Members
	December 31, 2022	December 31, 2021
Total return [1]
End of year since-inception internal rate of return	18.26%	20.00%
Beginning of year since-inception internal rate of return	20.00%	7.89%

Expense ratios [2]
Operating expense	0.53%	0.63%

Net investment income (loss) ratios [3]	(0.53%)	(0.63%)

________

1 Total return is calculated based on a dollar-weighted internal rate of return methodology net of fees. The internal rate of return is computed on a since-inception basis using annual compounding and the actual dates of cash inflows received by and outflows paid to investors and including ending net asset value as of each measurement date. Because total return is calculated for the Class A Members taken as a whole, an individual Class A Member’s return may vary from these returns based on a different management fee and incentive arrangements (as applicable) and the timing of capital contributions.

2 These expense ratios are calculated for the Class A Members taken as a whole using weighted average of net assets for the year. The computation of such ratios is based on the amount of expenses assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee incentive arrangements (as applicable) and the timing of capital transactions.

3 The net investment income(loss) ratios are calculated for the Class A Members taken as a whole using weighted average net assets for the year. The computation of the net investment income ratio is based on the amount of net investment income assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee arrangements (as applicable).

NOTE 8:  OTHER MATTERS

Cardone Capital LLC, Grant Cardone, the Company, and Cardone Equity Fund V, LLC are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in Cardone Equity Fund V, LLC and Cardone Equity Fund VI, LLC.  Luis Pino v. Cardone Capital, LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and was dismissed with prejudice on April 30, 2021.  Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564. On December 21, 2022, the Ninth Circuit Court of Appeals entered an opinion and memorandum reversing in part and remanding to allow plaintiff to attempt to re-plead certain claims. On April, 14, 2023, defendants filed a petition for certiorari review before the Supreme Court of the United States, which petition remains pending.

The defendants believe that the allegations in this lawsuit are without merit and will vigorously defend against the action. Given the uncertainty of litigation and the preliminary stage of this appeal, the defendants cannot reasonably estimate if any loss may result from this action. The Company may also incur legal fees or other expenses in connection with the defense against these claims.

NOTE 9: SUBSEQUENT EVENTS

Since December 31, 2022, Cardone Equity Fund V, LLC has distributed an additional $822,962 to Class A Members and $404,358 to the Class B Members.

Management has evaluated subsequent events through April 28, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-16

Item 8. Exhibits

Exhibit 2.1* –

Certificate of Formation, (Incorporated by reference to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 3.1* –

Operating Agreement of Cardone Equity Fund V, LLC, dated August 24,2018, (Incorporated by reference to Exhibit 3 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 4.1* –

Subscription Agreement for Class A Units (Incorporated by reference to Exhibit 2 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 6.1* –

Asset Management Agreement, dated January 1, 2019, by and between Cardone Equity Fund V, LLC and Cardone Capital LLC (Incorporated by reference to Cardone Equity Fund V, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 12, 2021 (File No. 24R‑00180))

Exhibit 6.2* –

Assignment and Assumption of Asset Management Agreement, dated January 1, 2019, by and between Cardone Capital LLC and Cardone Real Estate Acquisitions, LLC (Incorporated by reference to Cardone Equity Fund V, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 12, 2021 (File No. 24R‑00180))

Exhibit 6.3* –

Investment Software License Agreement, dated June 5, 2018, by and between CrowdStreet, Inc. and Cardone Capital, LLC (Incorporated by reference to Exhibit 4 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 6.4* –

Transfer Agency and Service Agreement, dated , by and among Cardone Capital, LLC, Computershare Trust Company, N.A., and Computershare, Inc. (Incorporated by reference to Exhibit 4 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 11.1 –	Independent Auditors’ Inclusion Letter

*- Filed previously and incorporated herein by reference

11

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone Equity Fund V, LLC

By:	Cardone Capital LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer
Date:	May 1, 2023

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the issuer’s Manager	May 1, 2023
Grant Cardone	(Principal Executive Officer)

/s/ Mark Fajack	Chief Financial Officer of Cardone Capital LLC, the issuer’s Manager	May 1, 2023
Mark Fajack	(Principal Financial Officer)

12